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                                                                     EXHIBIT 8.1






                         [SIMPSON THACHER & BARTLETT LETTERHEAD]


                                          February 14, 1996



Triton Energy Corporation
6688 North Central Expressway
Suite 1400
Dallas, Texas 75206-9926


Ladies and Gentlemen:

           This opinion is delivered to you in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 14, 1996 (the "Registration Statement"), under the Securities Act of 1933, as amended, by Triton Energy Corporation, a Delaware corporation
("Triton Delaware"), and Triton Energy Limited, a newly formed Cayman Islands company ("Triton Cayman"), in connection with the proposed reorganization pursuant to which Triton Cayman will become the parent holding company of Triton Delaware pursuant to the merger of a wholly-owned subsidiary of Triton Cayman with and into Triton Delaware.

           We have examined the Registration Statement and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

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Triton Energy Corporation            -2-                     February 14, 1996


In addition, we have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

           In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

           Based on the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that in our opinion the statements made in the Registration Statement under the caption "Certain Tax Considerations -- United States Federal Income Tax Consequences", insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of our opinion of the matters described therein in all matters respects.

           The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury Regulations), published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to herein.

           We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

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Triton Energy Corporation             -3-                    February 14, 1996


           We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Certain Tax Considerations -- United States Federal Income Tax Consequences."

                                            Very truly yours,

                                            /s/ Simpson Thacher & Bartlett

                                            SIMPSON THACHER & BARTLETT